Exhibit 99.1

News Release

Brooke Credit Corporation Merges with Oakmont Acquisition Corp.

Brooke Corporation to remain Largest Shareholder

OVERLAND PARK, Kan., July 18, 2007 – Robert D. Orr, chairman and chief executive officer of Brooke Corporation (Nasdaq: BXXX) announced today that Oakmont Acquisition Corp. stockholders have approved the previously announced proposed merger between Brooke Credit Corporation and Oakmont, and that the merger has been completed. Oakmont stockholders also approved a number of related proposals, including an equity incentive plan for the combined company, an increase in the number of authorized shares, the annual election of all directors and the name change of the combined company, which will operate under the name Brooke Credit Corporation.

The common stock, warrants and units of Brooke Credit Corporation, the post-merger combined company, are expected to begin trading on the OTC Bulletin Board under the symbols “BRCR,” “BRCRW” and “BRCRU,” respectively, beginning at the open of business on Thursday, July 19, 2007. Brooke Credit Corporation’s pre-merger shareholders and warrant holders own approximately 18.3 million shares of BRCR, which equates to approximately 68 percent of the outstanding shares of BRCR and takes into account those shares which voted against the merger and elected to have such shares converted. Brooke Credit Corporation’s pre-merger shareholders and warrant holders will receive an additional 4 million shares of BRCR should BRCR achieve adjusted earnings (as defined in the definitive Agreement and Plan of Merger) of $15 million in 2007, and an additional 1 million shares should BRCR achieve adjusted earnings of $19 million based on the same computation in 2008.

Orr said “I am pleased with the completion of this merger between Brooke Credit and Oakmont. Brooke Credit becoming a public company is consistent with Brooke Corporation’s plans for Brooke Credit to independently raise the capital it requires to expand its loan portfolio. As a result of this merger, Brooke Credit has received a significant injection of equity capital.”

Orr added “Additionally, this merger gives Brooke Credit’s entrepreneurial managers and employees the opportunity to run their own show. I would like to acknowledge the entire Brooke Credit team for its success in building long-term value in Brooke Credit over the years and in closing this merger.”

Morgan Joseph & Co. acted as exclusive financial advisor to Brooke Credit Corporation in connection with the merger of Brooke Credit and Oakmont Acquisition Corp. In addition, Morgan Joseph rendered a fairness opinion to Brooke Corporation in connection with this transaction.

About our company…Brooke Corporation is listed on the Nasdaq Global Market under the symbol “BXXX”. Brooke Corporation is a holding company with two primary operating subsidiaries. Its wholly owned subsidiary, Brooke Franchise Corporation, distributes insurance and banking services through a network of more than 800 franchise locations. Brooke Franchise was named the 22nd largest U.S. insurance agency by Business Insurance magazine (2006) and the country’s No. 37 top franchise opportunity by Entrepreneur magazine (2007). Brooke Corporation also owns a controlling interest in Brooke Credit Corporation, listed on the OTC Bulletin Board under the symbol “BRCR”. BRCR originates loans to insurance agencies and related businesses. BRCR’s loan portfolio balances totaled approximately $545.9 million on May, 31, 2007.

Contact… Anita Larson, Brooke Corporation, larsa@brookecorp.com or (913) 661-0123

E-mail Distribution…To receive electronic press alerts, visit the Brooke Corporation Media Room at http://brookecorp.mediaroom.com and subscribe to our e-mail alerts online through the Get the News link.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov.